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MEDICAID ADVANTAGE MODEL CONTRACT

Amendment of Agreement
Between
The City of New York
And
WellCare of New York, Inc.

This Amendment, effective January 1, 2008, amends the Medicaid Advantage Model Contract (hereinafter referred to as the "Agreement") made by and between the City of New York, acting through the New York City Department of Health and Mental Hygiene (hereinafter referred to as "LDSS" or "DOHMH") and WellCare of New York, Inc. (hereinafter referred to as "Contractor" or "MCO").

WHEREAS the parties entered into an Agreement effective April 1, 2006 for the purpose of providing Medicare and Medicaid Advantage Products to eligible recipients residing in the Contractor's Medicaid Advantage Service Area; and

WHEREAS the parties desire to amend said Agreement to modify certain provisions to reflect current circumstances and intentions, and, as authorized in Section 2.1 of the Agreement, to extend the term of the Agreement until December 31, 2009;

NOW THEREFORE, effective January 1, 2008, it is mutually agreed by the parties to amend this Agreement as follows:

1.
Amend Section 19.1 of the "Table of Contents for Model Contract," to read, "Section 19.1 Maintenance of Contractor Performance Records, Records Evidencing Enrollment Fraud and Documentation Concerning Duplicate CINs."

2.	Amend Section 3.6, "SDOH Right to Recover Premiums," to read as follows:

3.6	SDOH Right to Recover Premiums

The parties acknowledge and accept that the SDOH has a right to recover premiums paid to the Contractor for Enrollees listed on the monthly Roster who are later determined for the entire applicable payment month to have been disenrolled from the Contractor's Medicare Advantage Product; to have been in an institution; to have been incarcerated; to have moved out of the Contractor's service area subject to any time remaining in the Enrollee's Guaranteed Eligibility period; or to have died. In any event, the State may only recover premiums paid for Medicaid Enrollees listed on a Roster if it is determined by the SDOH that the Contractor was not at risk for provision of Benefit Package services for any portion of the payment period. Notwithstanding the foregoing, the SDOH always has the right to recover duplicate Medicaid Advantage premiums paid for persons enrolled under more than one Client Identification Number (CIN) in the Contractor's Medicaid Advantage product whether or not the Contractor has made payments to providers.

  Medicaid Advantage Contract Amendment
NYC January 1, 2008

3.	Amend Section 19.1, "Maintenance of Contractor Performance Records," to read as follows:

19.1	Maintenance of Contractor Performance Records, Records Evidencing Enrollment Fraud and Documentation Concerning Duplicate CINs

a)
The Contractor shall maintain and shall require its subcontractors, including its Participating Providers, to maintain appropriate records relating to Contractor performance under this Agreement, including:

i)	records related to services provided to Enrollees, including a separate Medical Record for each Enrollee;

ii)
all financial records and statistical data that DOHMH, LDSS, SDOH, DHHS and any other authorized governmental agency may require, including books, accounts, journals, ledgers, and all financial records relating to capitation payments, third party health insurance recovery, and other revenue received, any reserves related thereto and expenses incurred under this Agreement;

iii)	all documents concerning enrollment fraud or the fraudulent use of any CIN;

iv)	all documents concerning duplicate CINs;

v)
appropriate financial records to document fiscal activities and expenditures, including records relating to the sources and application of funds and to the capacity of the Contractor or its subcontractors, including its Participating Providers, if applicable, to bear the risk of potential financial losses.

b)	The record maintenance requirements of this Section shall survive the termination, in whole or in part, of this Agreement.

4.	Amend Section 19.3, “Access to Contractor Records, “to read as follows:

19.3	Access to Contractor Records

The Contractor shall provide DOHMH, SDOH, the Comptroller of the State of New York, DHHS, the Comptroller General of the United States, and their authorized representatives with access to all records relating to Contractor performance under this Agreement for the purposes of examination, audit, and copying (at reasonable cost to the requesting party). The Contractor shall give access to such records on two (2) business days prior written notice, during normal business hours, unless otherwise provided or permitted by applicable laws, rules, or regulations. Notwithstanding the foregoing, when records are sought in connection with a "fraud" or "abuse" investigation, as defined respectively in 10 NYCRR §98.1.21 (a) (1) and (a) (2), all costs associated with production and reproduction shall be the responsibility of the Contractor.

5.	Amend Section 22.7 "Recover of Over. payments to Providers" to read as follows:

22.7	Recovery of Overpayments to Providers

Consistent with the exception language in Section 3224-b of the Insurance Law, the Contractor shall have and retain the right to audit participating providers' claims for a six year period from the date the care, services or supplies were provided or billed, whichever is later, and to recoup any overpayments discovered as a result of the audit. This six year limitation does not apply to situations in which fraud may be involved or in which the provider or an agent of the provider prevents or obstructs the Contractor's auditing.

  Medicaid Advantage Contract Amendment
NYC January 1, 2008

6.	The attached Appendix D, "New York State Department of Health Medicaid Advantage Marketing Guidelines," is substituted for the period beginning January 1, 2008.

7.
The attached Appendix H, "New York State Department of Health Guidelines for the Processing of Medicaid Advantage Enrollments and Disenrollments," is substituted for the period beginning January 1, 2008.

8.	The attached Appendix K, "Medicare and Medicaid Advantage Products and Non-Covered Services," is substituted for the period beginning January 1, 2008.

9.	The attached Appendix N "New York City Specific Contracting Requirements" is substituted for the period beginning January 1, 2008.

 Medicaid Advantage Contract Amendment
NYC January 1, 2008

This Amendment is effective January 1, 2008 and the Agreement, including the modifications made by this Amendment, shall remain in effect until December 31, 2009 or until an extension, renewal or successor Agreement is entered into as provided for in Section 2.1 of the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the dates appearing below their respective signatures.

CONTRACTOR	CITY OF NEW YORK
By /s/ Heath Schiesser (Signature) Heath Schiesser (Printed Name) Title President and CEO WellCare of New York, Inc.	By /s/ Andrew Rein (Signature) Andrew Rein (Printed Name) Title Chief Operating Officer (NYC DOHMH)
Date 6/2/08	Date 7/18/08

Medicaid Advantage Contract Amendment
NYC January 1, 2008

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

On this 6th  day of June, 2008, Heath Schiesser came before me, to me known and known to be the President and CEO of WellCare of New York, Inc., who is duly authorized to execute the foregoing instrument on behalf of said corporation and s/he acknowledged to me that s/he executed the same for the purpose therein mentioned.

/s/ Sara Gallo
NOTARY PUBLIC

STATE OF NEW YORK)
SS:
COUNTY OF NEW YORK

On this 18th day of July, 2008, Andrew Rein came before me, to me known and known to be the Chief Operating Officer  in the New York City Department of Health and Mental Hygiene, who is duly authorized to execute the foregoing instrument on behalf of the City and s/he acknowledged to me that s/he executed the same for the purpose therein mentioned.

                                                                                                                                               /s/ Frank Lane
                                                                                                                                               NOTARY PUBLIC

Appendix D

New York State Department of Health
Medicaid Advantage Marketing Guidelines

 Medicaid Advantage Contract
APPENDIX D
NYC January 1, 2008

MEDICAID ADVANTAGE MEETING GUIDELINES

I.           Purpose

The purpose of these guidelines is to provide an operational framework for the Medicaid managed care organizations (MCOs) in the development of marketing materials and the conduct of marketing activities for the Medicaid Advantage Program. The marketing guidelines set forth in this Appendix do not replace the CMS marketing requirements for Medicare Advantage Plans; they supplement them.

II.           Marketing Materials

A.           Definitions

1.
Marketing materials generally include the concepts of advertising, public service announcements, printed publications, and other broadcast or electronic messages designed to increase awareness and interest in a Contractor's Medicaid Advantage product. The target audience for these marketing materials is Eligible Persons as defined in Section 5.1 of this Agreement living in the defined service area.

2.
For purposes of this Agreement, marketing materials include any information that references the Contractor's Medicaid Advantage Product and which is intended for distribution to Dual Eligibles, and is produced in a variety of print, broadcast, and direct marketing mediums. These generally include: radio, television, billboards, newspapers, leaflets, informational brochures, videos, telephone book yellow page ads, letters, and posters. Additional materials requiring marketing approval include a listing of items to be provided as nominal gifts or incentives. -

B.           Marketing Material Requirements

In addition to meeting CMS' Medicare Advantage marketing requirements and guidance on marketing to individuals entitled to Medicare and Medicaid:

1.
Medicaid Advantage marketing materials must be written in prose that is understood at a fourth-to sixth-grade reading level except when the Contractor is using language required by CMS, and must be printed in at least twelve (12) point font.

2.
The Contractor must make available written marketing and other informational materials (e.g,, member handbooks) in a language other than English whenever at least five percent (5%) of the Prospective Enrollees of the Contractor in any county of the service area speak that particular language and do not speak English as a first language. SDOH will inform the DOHMH and the DOHMH will the Contractor when the 5% threshold has been reached. Marketing materials tobe translated include those key materials, such as informational brochures, that are produced for routine distribution, and which are included within the MCO's marketing plan. SDOH will determine the need for other than English translations based on county specific census data or other available measures.

Medicaid Advantage Contract
APPENDIX D
NYC January 1, 2008

3.
The Contractor shall advise potential Enrollees, in written materials related to enrollment, to verify with the medical services providers they prefer, or have an existing relationship with, that such medical services providers participate in the selected managed care provider's network and are available to serve the participant.

C.           Prior Approvals

1.
The CMS and SDOH will jointly review and approve Medicaid Advantage marketing videos, materials fpr broadcast (radio, television, or electronic), billboards, mass transit (bus, subway or other livery) and statewide/regional print advertising materials in accordance with CMS timeframes for review of marketing materials. These materials must be submitted to the CMS Regional Office for review. CMS will coordinate SDOH input in the review process just as SDOH will coordinate DOHMH input in the review process.

2.	CMS and SDOH will jointly review and approve the following Medicaid Advantage marketing materials:

a.	Scripts or outlines of presentations and materials used at health fairs and other approved types of events and locations;

b.	All pre-enrollment written marketing materials – written marketing materials include brochures and leaflets, and presentation materials used by marketing representatives;	-

c.	All direct mailing from the Contractor specifically targeted to the Medicaid market.

3.
The Contractor shall electronically submit all materials related to marketing Medicaid Advantage to Dually Eligible persons to the CMS Regional Office for prior written approval. The CMS Medicare Regional Office Plan Manager will be responsible for obtaining SDOH input in the review and approval process in accordance with CMS timeframes for the review of marketing materials. Similarly, SDOH will be responsible for obtaining DOHMH input in the review and approval process.

4.
The Contractor shall not distribute or use any Medicaid Advantage marketing materials that the CMS Regional Office and the SDOH have not jointly approved, prior to the expiration of the required review period.

 Medicaid Advantage Contract
APPENDIX D
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5.	Approved marketing materials shall be kept on file in the offices of the Contractor, the DOHMH, the SDOH, and CMS.

D.           Dissemination of Outreach Materials to LDSS

1.
Upon request, the Contractor shall provide to the LDSS and/or Enrollment Broker, sufficient quantities of approved Marketing materials or alternative informational materials that describe coverage in the LDSS jurisdiction.

2.
The Contractor shall, upon request, submit to the LDSS or Enrollment Broker, a current provider directory, together with information that describes how to determine whether a provider is presently available.

III.           Marketing Activities

A.           General Requirements

1.
The Contractor must follow the State's Medicaid marketing rules and the requirements of 42 CFR 438.104 to the extent applicable when conducting marketing activities that are primarily intended to sell a Medicaid managed care product (i.e., Medicaid Advantage). Marketing activities intended to sell a Medicaid managed care product shall be defined as activities which are conducted pursuant to a Medicaid Advantage marketing program in which a dedicated staff of marketing representatives employed by the Contractor, or by an entity with which the Contractor has subcontracted, are engaged in marketing activities with the primary purpose of enrolling recipients in the Contractor's Medicaid Advantage product.

2.
Marketing activities that do not meet the above criteria shall not be construed as having a primary purpose of intending to sell a Medicaid managed care product and shall be conducted in accordance with Medicare Advantage marketing requirements. Such activities include but are not limited to plan sponsored events in which marketing representatives not dedicated to the marketing of the Medicaid Advantage product explain Medicare products offered by the Contractor as well as the Contractor's Medicaid Advantage product.

B.           Marketing at LDSS Offices

With prior LDSS approval, MCOs may distribute CMS/SDOH approved Medicaid Advantage marketing materials in the local social services district offices and facilities.

C.           Responsibility for Marketing Representatives

Individuals employed by the Contractor as marketing representatives and employees of marketing subcontractors must have successfully completed the Contractor's training program including training related to an Enrollee's rights and responsibilities in Medicaid Advantage. The Contractor shall be responsible for the activities of its marketing representatives and the activities of any subcontractor or management entity.

Medicaid Advantage Contract APPENDIX D NYC January 1, 2008 D-4

D.           Medicaid Advantage Specific Marketing Requirements

The requirements in Section D apply only if marketing activities for the Medicaid Advantage Program are conducted pursuant to a Medicaid Advantage marketing program in which a dedicated staff of marketing representatives employed by the Contractor or by an entity with which the Contractor has a subcontract are engaged in marketing activities with the sole purpose of enrolling recipients in the Contractor's Medicaid Advantage product.

1.	Approved Marketing Plan

a.	The Contractor must submit a plan of Medicaid Advantage Marketing activities that meet the SDOH requirements to the SDOH.

b.	The SDOH, in consultation with DOHMH, is responsible for the review and approval of Medicaid Advantage Marketing plans, using a SDOH and CMS approved checklist.

c.
Approved Marketing plans will set forth the terms and conditions and proposed activities of the Medicaid Advantage dedicated staff during the contract period. The following must be included: description of materials to be used, distribution methods; primary types of marketing locations and a listing of the kinds of community service events the Contractor anticipates sponsoring and/or participating in during which it will provide information and/or distribute Medicaid Advantage marketing materials.

d.	An approved marketing plan must be on file with the SDOH and the DOHMH prior to the Contractor engaging in the Medicaid Advantage specific marketing activities.

e.	The plan shall include stated marketing goal and strategies, marketing activities, and the training, development and responsibilities of dedicated marketing staff.

f.
The Contractor must describe how it is able to meet the informational needs related to marketing for the physical and cultural diversity of its potential membership. This may include, but not be limited to, a description of the Contractor's other than English language provisions, interpreter services, alternate communication mechanisms including sign language, Braille, audio tapes, and/or use of Telecommunications Devices for the Deaf (TTY) services.

Medicaid Advantage Contract
APPENDIX D
NYC January 1, 2008

g.
 The Contractor shall describe measures for monitoring and enforcing compliance with these guidelines by its Marketing representatives including the prohibition of door to door solicitation and cold-call telephoning; a description of the development of pre-enrollee mailing lists that maintains client confidentiality and honors the client's express request for direct contact by. the Contractor; the selection and distribution of pre-enrollment gifts and incentives to prospective enrollees ; and a description of the training, compensation and supervision of its Medicaid Advantage dedicated Marketing representatives.

2.	Prohibition of Cold Call Marketing Activities

Contractors are prohibited from directly or indirectly, engaging in door to door, telephone, or other cold-call marketing activities.

3.	Marketing in Emergency Rooms or Other Patient Care Areas

Contractors may not distribute materials or assist prospective Enrollees in completing Medicaid Advantage application forms in hospital emergency rooms, in provider offices, or other areas where health care is delivered unless requested by the individual.

4.	Enrollment Incentives

Contractors may not offer incentives of any kind to Medicaid recipients to join Medicaid Advantage. Incentives are defined as any type of inducement whose receipt is contingent upon the recipients joining the Contractor's Medicaid Advantage product.

E.           General Marketing Restrictions

The following restrictions apply anytime the Contractor markets its Medicaid Advantage product:

1.	Contractors are prohibited from misrepresenting the Medicaid program, the Medicaid Advantage Program or the policy requirements of the LDSS or SDOH.

2.
Contractors are prohibited from purchasing or otherwise acquiring or using mailing lists that specifically identify Medicaid recipients from third party vendors, including providers and LDSS offices, Unless otherwise permitted by CMS. The Contractor may produce materials and cover their costs of mailing to Medicaid recipients if the mailing is carried out by the State or LDSS, without sharing specific Medicaid information with the Contractor.

3.
Contractors may not discriminate against a potential Enrollee based on his/her current health status or anticipated need for future health care. The Contractor may not discriminate on the basis of disability or perceived disability of any Enrollee or their family member. Health assessments may not be performed by the Contractor prior to enrollment. The Contractor may inquire about existing primary care relationships of the applicant and explain whether and how such relationships may be maintained. Upon request, each potential Enrollee shall be provided with a listing of all participating providers and facilities in the MCO's network. The Contractor may respond to a potential Enrollee's question about whether a particular specialist is in the network. However, the Contractor is prohibited from inquiring about the types of specialists utilized by the potential Enrollee.

Medicaid Advantage Contract
APPENDIX D
NYC January 1, 2008

4.
Contractors may not require participating providers to distribute plan prepared communications to their patients, including communications which compare the benefits of different health plans, unless the materials have the concurrence of all MCOs involved, and have received prior approval by SDOH, and by CMS, if Medicare Advantage is referenced.

5.
Contractors are responsible for ensuring that their Marketing representatives engage in professional and courteous behavior in their interactions with LDSS and DOHMH staff, staff from other health plans and Medicaid clients. Examples of inappropriate behavior include interfering with other health plan presentations or talking negatively about another health plan.

6.
The Contractor shall not market to enrollees of other health plans. If the Contractor becomes aware during a marketing encounter that an individual is enrolled in another health plan, the marketing encounter must be promptly terminated, unless the individual voluntarily suggests dissatisfaction with the health plan in which he or she is enrolled.

7.
The Contractor shall not offer compensation including salary increases or bonuses, based solely on the number of individuals enrolled by Marketing Representatives who are licensed to offer Medicare products only, including Medicaid Advantage, and who also market Medicaid, Family Health Plus and Child Health Plus. However, the Contractor may base compensation of these Marketing Representatives on periodic performance evaluations which consider enrollment productivity as one of several performance factors during a performance period, subject to the following requirements:

a.	"Compensation" shall mean any remuneration required to be reported as income or compensation for federal tax purposes;

b.	The Contractor may not pay a "commission" or fixed amount per enrollment;

c.	The Contractor may not award bonuses more frequently than quarterly, or for an annual amount that exceeds ten percent (10%) of a Marketing Representative's total annual compensation;

Medicaid Advantage Contract
APPENDIX D
NYC January 1, 2008

d.	Sign on bonuses for Marketing Representatives are prohibited;

e.
Where productivity is a factor in the bonus determination, bonuses must be structured in such a way that productivity carries a weight of no more than 30% of the total bonus and that application quality/accuracy must carry a weight equal to or greater than the productivity component;

f.
The Contractor must limit salary adjustments for Marketing Representatives to annual adjustments except where the adjustment occurs during the first year of employment after a traditional trainee/probationary period or in the event of a company wide adjustment;

g.	The Contractor is prohibited from reducing base salaries for Marketing Representatives for failure to meet productivity targets;

h.	The Contractor is prohibited from offering non-monetary compensation such as gifts and trips to Marketing Representatives;

i.
The Contractor shall have human resource policies and procedures for the earning and payment of overtime and must be able to produce documentation (such as time sheets) to support overtime compensation; and

The Contractor shall keep written documentation, including performance evaluations or other tools it uses as a basis for awarding bonuses or increasing the salary of Marketing Representatives and employees involved in Marketing and make such documentation available for inspection by SDOH or the DOHMH.

IV.           Marketing Infractions

A.
Infractions of Medicaid marketing guidelines, as found in Appendix D, Sections III D and E, may result in the following actions being taken by the SDOH and/or the DOHMH to protect the interests of the program and its clients. These actions shall be taken by the SDOH and/or DOHMH in collaboration with the CMS Regional Office.

1.
If the Contractor or its representative commits a first time infraction of marketing guidelines and the SDOH and/or the DOHMH deems the infraction to be minor or unintentional in nature, the SDOH and/or the DOHMH may issue a warning letter to the Contractor.

2.
If the Contractor engages in Marketing activities that the SDOH and/or DOHMH determines to be an intentional or serious breach of the Medicaid Advantage Marketing Guidelines or the Contractor's approved Medicaid Advantage Marketing Plan, or a pattern of minor breaches, SDOH and/or the DOHMH may require the Contractor to, and the Contractor shall prepare and implement a corrective action plan acceptable to the SDOH and/or DOHMH within a specified timeframe. In addition, or alternatively, SDOH and the DOHMH, in consultation with SDOH, may impose sanctions, including monetary penalties, as permitted by law.

Medicaid Advantage Contract
APPENDIX D
NYC January 1, 2008

3.
If the Contractor commits further infractions, fails to pay monetary penalties within the specified timeframe, fails to implement a corrective action plan in a timely manner or commits an egregious first time infraction, the SDOH or the DOHMH, in consultation with the SDOH, may in addition to any other legal remedy available to the SDOH and/or DOHMH in law or equity:

a)	direct the Contractor to suspend its Medicaid Advantage Marketing activities for a period up to the end of the Agreement period;

b)	suspend new Medicaid Advantage Enrollments, for a period up to the remainder of the Agreement period; or

c)	terminate this Agreement pursuant to termination procedures described in Section 2.7 of this Agreement.

Medicaid Advantage Contract
APPENDIX D
NYC January 1, 2008

APPENDIX H

New York State Department of Health Guidelines for the
Processing of Medicaid Advantage Enrollments and Disenrollments

Medicaid Advantage Contract
APPENDIX H
NYC January 1, 2008

Appendix H
SDOH Guidelines
For the Processing of Medicaid Advantage Enrollments and
Disenrollments

1.	General

The Contractor's Enrollment and Disenrollment procedures for Medicaid Advantage shall be consistent with these requirements, except that to allow LDSS and the Contractor flexibility in developing processes that will meet the needs of both parties, the SDOH, upon receipt of a written request from either the LDSS or the Contractor, may allow modifications to timeframes and some procedures. Where an Enrollment Broker exists, the Enrollment Broker will be responsible for some or all of the LDSS responsibilities as set forth in the Enrollment Broker Contract.

2.	Enrollment

a)	SDOH Responsibilities:

i)
The SDOH is responsible for monitoring Local District program activities and providing technical assistance to the LDSS and the Contractor to ensure compliance with the State's policies and procedures.

ii)	SDOH reviews and approves proposed Enrollment materials prior to the Contractor publishing and disseminating or otherwise using the materials.

b)	LDSS Responsibilities:
i)	The LDSS has the primary responsibility for processing Medicaid Advantage enrollments.

ii)
Each LDSS determines Medicaid eligibility. To the extent practicable, the LDSS will follow up with Enrollees when the Contractor provides documentation of any change in status which may affect the Enrollee's Medicaid and/or Medicaid Advantage eligibility.

iii)
LDSS is responsible for providing pre-enrollment information on Medicaid Advantage to Dually Eligible beneficiaries, consistent with Social Services Law, Section 364-j(4)(e)(iv) and train persons providing enrollment counseling to Eligible Persons.

  Medicaid Advantage Contract
APPENDIX H
NYC January 1, 2008

iv)	The LDSS is responsible for informing Eligible Persons of the availability of Medicaid Advantage Products, the scope of services covered by each, and that enrollment is voluntary.

v)	The LDSS is responsible for informing Eligible Persons of the right to confidential face-to-face enrollment counseling and will make confidential face-to-face sessions available upon request.

vi)
The LDSS is responsible for instructing Eligible Persons, to verify with the medical services providers they prefer, or have an existing relationship with, that such medical services providers are Participating Providers of the selected MCO and are available to serve the Enrollee. The LDSS includes such written instructions to Eligible Persons in its written materials related to Enrollment.

vii)
For Enrollments made during face-to-face counseling, if the Prospective Enrollee has a preference for particular medical services providers, Enrollment counselors shall verify with the medical services providers that such medical services providers whom the prospective Enrollee prefers are Participating Providers of the selected MCO and are available to serve the Prospective Enrollee.

viii)	The LDSS is responsible for the timely processing of Medicaid Advantage Enrollment applications received from participating health plans.

ix)
The LDSS is responsible for processing Enrollments in Medicaid Advantage without edits for Medicare coverage in the Welfare Management System (WMS); however the LDSS is responsible for ensuring that WMS is updated with Medicare A and B coverage status for new Enrollees upon review of documentation provided by the Contractor or the Enrollee.

x)	The LDSS is responsible for determining the eligibility status of Medicaid Advantage enrollment applications. Applications will be enrolled, pended or denied.

xi)	The LDSS is responsible for processing Medicaid Advantage enrollment applications until the last day of the month preceding the Effective Date of Enrollment, to the extent possible.

xii)	The LDSS is responsible for notifying the Contractor of plan-assisted enrollment applications that are accepted, pended or denied.

xiii)	The LDSS is responsible for entering individual enrollment form data and transmitting that data to the State's Prepaid Capitation Plan (PCP) Subsystem.

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The transfer of enrollment information may be accomplished by any of the following:

A)	LDSS directly enters data into PCP Subsystem; or

B)	LDSS or Contractor submits a tape to the State, to be edited and entered into PCP Subsystem; or

C)	LDSS electronically transfers data via a dedicated line, from eMedNY to the PCP Subsystem.

xiv)	Extensive use of the secondary roster will be utilized to coordinate the Effective Dates of Enrollment for Medicaid and Medicare Advantage.

xv)
The LDSS is responsible for prospectively re-enrolling an Enrollee who is disenrolled from the Contractor's Medicaid Advantage Product due to loss of Medicaid eligibility, who regains eligibility within three months, in the Contractor's Medicaid Advantage Product, provided that the individual remains enrolled in the Contractor's Medicare Advantage Product.

xvi)
The LDSS is responsible for processing new Enrollment applications to transfer a member of the Contractor's Medicaid managed care product to the Contractor's Medicaid Advantage Product if the Enrollee, upon gaining Medicare eligibility, wishes to enroll in the Contractor's Medicaid Advantage Product. To the extent possible, such Enrollments shall be made effective the first day of the month that the Enrollee's Medicare Advantage Coverage is effective.

xvii)	The LDSS is responsible for sending the following notices to Eligible Persons:

A)
Enrollment Confirmation Notice: This notice indicates the Effective Date of Enrollment, the name of the Medicaid Advantage Product and the individual who is being enrolled. This notice must also include a statement advising the individual that if his/her Medicare Advantage enrollment is denied by CMS, the individual's Medicaid Advantage Enrollment will be voided retroactively back to the Effective Date of Enrollment. In such instances, the individual may be responsible for the cost of any Medicaid Advantage Benefit rendered during the retroactive period if the benefit was provided by a non-Medicaid participating provider.

B)
  Notice of Denial of Enrollment: This notice is used when an individual has been determined by LDSS to be ineligible for enrollment into a Medicaid
  Advantage Product. This notice must include fair hearing rights.

Medicaid Advantage Contract
APPENDIX H
NYC January 1, 2008

c)	Contractor Responsibilities:
i)
To the extent permitted by law and regulation, the Contractor is responsible for assisting Dually Eligible persons eligible for enrollment in Medicaid Advantage to complete the Enrollment application. The Contractor will submit plan Enrollments to the LDSS, within a maximum of five (5) business days from the day the Enrollment is received by the Contractor (unless otherwise agreed to by SDOH and LDS S).

ii)
The Contractor is responsible for obtaining documentation of Medicare A and B coverage prior to sending the Enrollment transaction to the LDSS for processing. In all areas where Enrollments are not processed by the Enrollment Broker, the documentation must accompany the Enrollment form to the LDSS. Acceptable documentation includes: a current Medicare card or other documentation acceptable to CMS or received by the Contractor from interaction with CMS' data systems.

iii)
In areas where Enrollments are submitted electronically to the Enrollment Broker, the Contractor is responsible for forwarding the documentation of current Medicare A and B coverage to the Enrollment Broker within five (5) business days of learning from the Enrollment Broker that evidence of Medicare A and B coverage is not reflected in the WMS system.

iv)
The Contractor must notify new Enrollees of their Effective Date of Enrollment. To the extent practicable, such notification must precede the Effective Date of Enrollment. This notice must also include a statement advising the individual that if his/her Medicare Advantage enrollment is denied by CMS, the individual's Medicaid Advantage Enrollment will be voided retroactively back to the Effective Date of Enrollment. In such instances, the individual may be responsible for the cost of any Medicaid Advantage Benefit rendered during the retroactive period if the benefit was provided by a non-Medicaid participating provider.

v)
The Contractor must report any changes that affect or may affect the Medicaid or Medicaid Advantage eligibility status of its Enrollees to the LDSS within five (5) business days of such information becoming known to the Contractor. This includes, but is not limited to, address changes, incarceration, third party insurance other than Medicare, Disenrollment from the Contractor's Medicare Advantage Product, etc.

Medicaid Advantage Contract
APPENDIX H
NYC January 1, 2008

vi)
If an Enrollee's Enrollment in the Contractor's Medicare Advantage Product is rejected by CMS, the Contractor must notify the LDSS within five (5) business days of learning of CMS' rejection of the Enrollment. In such instances, the LDSS shall delete the Enrollee's Enrollment in the Contractor's Medicaid Advantage Plan.

vii)
The Contractor, within five (5) business days of identifying cases where a person may be enrolled in the Contractor's Medicaid Advantage product under more than one MI, must convey that information in writing to the LDS S .

viii)
The Contractor shall advise potential Enrollees, in written materials related to enrollment, to verify with the medical services providers they prefer, or have an existing relationship with, that such medical services providers are Participating Providers and are available to serve the Prospective Enrollee.

ix)	The Contractor shall accept all Enrollments as ordered by the Office of Temporary and Disability Assistance's Office of Administrative Hearings due to fair hearing requests or decisions.

3.           Newborn Enrollments:

a)	SDOH Responsibilities:

i)	The SDOH will update WMS with information on the newborn received from hospitals or birthing centers, consistent with the requirements of Section 366-g of the Social Services Law as amended by Chapter 412 of the Laws of 1999.

ii)	Upon notification of the birth by the hospital or birthing center, the SDOH will update WMS with the demographic data for the newborn generating appropriate Medicaid coverage.

b)	LDSS Responsibilities:
i)
The LDSS is responsible for granting Medicaid eligibility for newborns for one (1) year if born to a woman eligible for and receiving MA assistance on the date of birth. (Social Services Law Section 366 (4) (1))

ii)	The LDSS is responsible for adding eligible unborns to all WMS cases that include a pregnant woman as soon as the pregnancy is medically verified. (NYS DSS Administrative Directive 85 ADM-33)

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NYC January 1, 2008

iii)
In the event that the LDSS learns of an Enrollee's pregnancy prior to the Contractor, the LDSS is to establish MA eligibility and pre-enroll the unborn into Medicaid managed care in cases where an enrollment form is received.

iv)
When a newborn is enrolled in managed care, the LDSS is responsible for sending an Enrollment Confirmation Notice to inform the mother of the Effective Date of Enrollment, which is the first (1st) day of the month of birth, and the plan in which the newborn is enrolled.

v)	The LDSS may develop a transmittal form to be used for
unborn/newborn notification between the Contractor and the LDSS.

c)	Contractor Responsibilities:
i)
The Contractor must notify the LDSS in writing of any Enrollee that is pregnant within thirty (30) days of knowledge of the pregnancy. Notifications should be transmitted to the LDSS at least monthly. The notifications should contain the pregnant woman's name, Client ID Number (CIN), and the expected date of confinement (EDC).

ii)
Upon the newborn's birth, the Contractor must send verifications of infant's demographic data to the LDSS, within five (5) days after knowledge of the birth. The demographic data must include: the mother's name and CIN, the newborn's name and CIN (if newborn has a CIN), sex and the date of birth.

4.Roster Reconciliation:

a)	All Enrollments are effective the first of the month.

b)	SDOH Responsibilities:
i)	The SDOH maintains both the PCP subsystem Enrollment files and the WMS eligibility files, using data input by the LDSS. SDOH uses data contained in both these files to generate the Roster.

ii)
SDOH shall send monthly to the Contractor and LDSS (according to a schedule established by SDOH) a complete list of all Enrollees for which the Contractor is expected to assume medical risk beginning on the 1st of the following month (First Monthly Roster). Notification to the Contractor and LDSS will be accomplished via paper transmission, magnetic media, or the HPN.

iii)
SDOH shall send the Contractor and LDSS monthly, at the time of the first monthly roster production, a Disenrollment Report listing those
Enrollees from the previous month's roster who were disenrolled, transferred to another MCO, or whose Enrollments were deleted from the file. Notification to the Contractor and LDSSs will be accomplished via paper transmission, magnetic media, or the HPN.

  Medicaid Advantage Contract
APPENDIX H
NYC January 1, 2008

iv)	The SDOH shall also forward an error report as necessary to the Contractor and LDSS.

v)
On the first (1st) weekend after the first (1st) day of the month following the generation of the first (1st) Roster, SDOH shall send the Contractor and LDSS a second Roster which contains any additional Enrollees that the LDSS has added for Enrollment for the current month. The SDOH will also include any additions to the error report that have occurred since the initial error report was generated.

c)	LDSS Responsibilities:
i)
The LDSS is responsible for notifying the Contractor electronically or in writing of changes in the First Roster and error report, no later than the end of the month. This includes, but is not limited to, new Enrollees whose Enrollments in Medicaid Advantage were processed subsequent to the pull-down date but prior to the Effective Date of Enrollment. (Note: To the extent practicable the date specified must allow for timely notice to Enrollees regarding their Enrollment status. The Contractor and the LDSS may develop protocols for the purpose of resolving Roster discrepancies that remain unresolved beyond the end of the month).

ii)	Enrollment and eligibility issues are reconciled by the LDSS to the extent possible, through manual adjustments to the PCP subsystem Enrollment and WMS eligibility files, if appropriate.

d)	Contractor Responsibilities:
i)
The Contractor is at risk for providing Benefit Package services for those Enrollees listed on the 1St and 2nd Rosters for the month in which the 211d Roster is generated. Contractor is not at risk for providing services to Enrollees who appear on the monthly Disenrollment report.

ii)
The Contractor must submit claims to the State's Fiscal Agent for all Eligible Persons that are on the 1st and 2"d Rosters (see Appendix H, page 7), adjusted to add Eligible Persons enrolled by the LDSS after Roster production and to remove individuals disenrolled by LDSS after Roster production (as notified to the Contractor). In the cases of retroactive Disenrollments, the Contractor is responsible for submitting an adjustment to void any previously paid premiums for the period of retroactive Disenrollment, where the Contractor was not at risk for theprovision of Benefit Package services. Payment of sub-capitation does not constitute "provision of Benefit Package services."

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NYC January 1, 2008

5.            Disenrollment:

a)	LDSS Responsibilities:
i)
Enrollees may request to disenroll from the Contractor's Medicaid Advantage Product at any time for any reason. Disenrollment requests may be made by Enrollees to the LDSS, the Enrollment Broker, or the Contractor.

ii)	Medicaid Advantage Plans, LDSSs, and the Enrollment Broker must utilize State-approved Disenrollment forms.

iii)	The LDSS will accept requests for Disenrollment directly from the Enrollee or from the Contractor.

iv)
Enrollees may initiate a request for an expedited Disenrollment to the LDSS. The LDSS is responsible for expediting the Disenrollment process in those cases where an Enrollee's request for Disenrollment involves concurrent Disenrollment from the Contractor's Medicare Advantage Product, an urgent medical need, a complaint of nonconsensual enrollment or, in New York City, homeless individuals in the shelter system. If approved, the LDSS will manually process the Disenrollment through the PCP Subsystem. Enrollees who request to be disenrolled from Medicaid Advantage based on their documented HIV, ESRD, or SPMI/SED status are categorically eligible for an expedited Disenrollment on the basis of urgent medical need.

v)
The LDSS is responsible for processing routine Disenrollment requests to take effect on the first (1st) day of the following month to the extent possible. In no event shall the Effective Date of Disenrollment be later than the first (1st) day of the second month after the month in which an Enrollee requests a Disenrollment.

vi)
The LDSS is responsible for disenrolling Enrollees automatically upon death, Disenrollment from the Contractor's Medicare Advantage Product, or loss of Medicaid eligibility. All such Disenrollments will be effective at the end of the month in which the death, Effective Date of Disenrollment from the Contractor's Medicare Advantage Product, or loss of eligibility occurs, or at the end of the last month of Guaranteed Eligibility, where applicable.

vii)
The LDSS is responsible for promptly disenrolling an Enrollee whose managed care eligibility or status changes such that he/she is deemed by the LDSS to no longer be eligible for Medicaid Advantage Enrollment. The LDSS is responsible for providing Enrollees with a notice of their right to request a fair hearing.

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NYC January 1, 2008

viii)
The LDSS is responsible for ensuring that Retroactive Disenrollments are used only when absolutely necessary. Circumstances warranting a retroactive Disenrollment are rare and include when an individual is deemed to have been non-consensually enrolled in the Contractor's Medicaid Advantage Product, is enrolled when ineligible for Enrollment, or when an Enrollee enters or resides in a residential institution under circumstances which render the individual ineligible; is incarcerated; is retroactively disenrolled from the Contractor's Medicare Advantage Product, or dies - as long as the Contractor was not at risk for provision of Benefit Package services for any portion of the retroactive period. Payment of subcapitation does not constitute "provision of Benefit Package services." Notwithstanding the foregoing, the SDOH always has the right to recover duplicate Medicaid Advantage premiums paid for persons enrolled under more than one Client Identification Number (CIN) in the Contractor's Medicaid Advantage product whether or not the Contractor has made payments to providers.

ix)
The SDOH may recover premiums paid for Medicaid Advantage Enrollees whose eligibility for this program was based on false information, when such false information was provided as a result of intentional actions or failures to act on the part of an employee of the Contractor; and the Contractor shall have no right of recourse against the Enrollee or a provider of services for the cost of services provided to the Enrollee for the period covered by such premiums.

x)
The LDSS is responsible for notifying the Contractor of the retroactive disenrollment prior to the action. The LDSS is responsible for finding out if the Contractor has made payments to providers on behalf of the Enrollee prior to Disenrollment. After this information is obtained, the LDSS and Contractor will agree on a retroactive Disenrollment or prospective Disenrollment date.

In all cases of retroactive Disenrollment, including Disenrollments effective the first day of the current month, the LDSS is responsible for sending notice to the Contractor at the time of Disenrollment, of the Contractor's responsibility to submit to the SDOH's Fiscal Agent voided premium claims within thirty (30) business days of notification from the LDSS for any full months of retroactive Disenrollment where the Contractor was not at risk for the provision of Benefit Package services during the month. Notwithstanding the foregoing, the SDOH always has the right to recover duplicate Medicaid Advantage premiums paid for persons enrolled under more than one Client Identification Number (CIN) in the Contractor's Medicaid Advantage product whether or notthe Contractor has made payments to providers. Failure by the LDSS to notify the Contractor does not affect the right of the SDOH to recover the premium payment as authorized by Section 3.6 of this Agreement or for the State Attorney General to bring legal action to recover any overpayment.

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NYC January 1, 2008

xi)	Generally the effective dates of Disenrollment are prospective. Effective dates for other than routine Disenrollments are described below:

Reason for Disenrollment		Effective Date of Disenrollment
●	Death of Enrollee	●	First day of the month after death
●	Incarceration	●	First day of the month of incarceration (note-Contractor is at risk for covered services only to the date of incarceration and is entitled to the capitation payment for the month of incarceration).
●
Enrollee entered or stayed in a residential institution under circumstances which rendered the individual ineligible for enrollment in Medicaid Advantage or is in receipt of waivered services through the Long Tenn Home Health Care Program (LTHHCP), including when an Enrollee is admitted to a hospital that 1) is certified by Medicare as a long-term care hospital and 2) has an average length of stay for all patients greater than ninety-five (95) days as reported in the Statewide Planning and Research Cooperative System (SPARCS) Annual Report 2002.
●
First day of the month of entry or first day of the month of classification of the stay as permanent, subsequent to entry (note-Contractor is at risk for covered services only to the date of entry or classification of the stay as permanent subsequent to entry, and is entitled to the capitation payment for the month of entry or classification of the stay as permanent subsequent to entry).
 -

●	Individual enrolled while ineligible for enrollment	●	Effective Date of Enrollment in the Contractor's Plan.
●	Non-consensual Enrollment	●	Retroactive to the first day of the month of Enrollment
●	Enrollee moved outside of the District/County of Fiscal Responsibility	●	First day of the month after the update of the system with the new address*
●	Urgent medical need	●	First day of the next month after determination except where medical need requires an earlier Disenrollment
●	Homeless Enrollees in Medicaid Advantage residing in the shelter system in NYC	●	Retroactive to the first day of the month of the request
●	An Enrollee with more than one Client Identification Number (CIN) is enrolled in the Contractor's Medicaid Advantage Product under more than one of the CINs.	●	First day of the month the duplicate Enrollment began.

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* In counties outside of New York City, LDSSs should work together to ensure continuity of care through the Contractor if the Contractor's service area includes the county to which the Enrollee has moved and the Enrollee, with continuous eligibility, wishes to stay enrolled in the Contractor's plan. In New York City, Enrollees, not in guaranteed status, who move out of the Contractor's Service Area but not outside, of the City of New York (e.g., move from one borough to another), will not be involuntarily disenrolled, but must request a Disenrollment or transfer. These Disenrollments will be performed on a routine basis unless there is an urgent medical need to expedite the Disenrollment.

xii)	The LDSS is responsible for informing Enrollees of their right to disenroll at any time for any reason.

xiii)	The LDSS will render a decision within five (5) days of the receipt of a fully documented request for Disenrollment.

xiv)	To the extent possible, the LDSS is responsible for processing an expedited disenrollment within two (2) business days of its determination that an expedited Disenrollment is warranted.

xv)
The LDSS is responsible for sending the following notices to Enrollees regarding their Disenrollment status. Where practicable, the process will allow for timely notification to Enrollees unless there is "good cause" to disenroll more expeditiously.

A)
Notice of Disenrollment: These notices will advise the Enrollee of the LDSS's determination regarding an Enrollee-initiated, LDSSinitiated or Contractor-initiated Disenrollment and will include the Effective Date of Disenrollment. In cases where the Enrollee is being involuntarily disenrolled, the notice must contain fair hearing rights.

B)
When the LDSS denies any Enrollee's request for Disenrollment pursuant to Section 8 of this Agreement, the LDSS is responsible for informing the Enrollee in writing explaining the reason for the denial, stating the facts upon which the denial is based, citing the statutory and regulatory authority and advising the Enrollee of his/her right to a fair hearing pursuant to 18 NYCRR Part 358.

C)
Notice of Change to "Guarantee Coverage": This notice will advise the Enrollee that his or her Medicaid coverage is ending and how this affects his or her enrollment in the Medicaid Advantage Product. This notice contains pertinent information regarding "Guaranteed Eligibility" benefits and dates of coverage. If an Enrollee is not eligible for guarantee, this notice is not necessary.

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APPENDIX H
NYC January 1, 2008

xvi)
In those instances where the LDSS approves the Contractor's request to disenroll an Enrollee, and the Enrollee requests a fair hearing, the Enrollee will remain in the Contractor's Medicaid Advantage Product until the disposition of the fair hearing, if Aid to Continue is ordered by the New York State Office of Administrative Hearings.

xvii)
The LDSS is responsible for reviewing each Contractor requested Disenrollment in accordance with the provisions of Section 8.7 of this Agreement. Where applicable, the LDSS may consult with local mental health and substance abuse authorities in the district when making the determination to approve or disapprove the request.

xviii)	The LDSS is responsible for establishing procedures whereby the Contractor refers cases which are appropriate for an LDSS-initiated Disenrollment and submits supporting documentation to the LDSS.

xix)
After the LDSS receives and, if appropriate, approves the request for Disenrollment either from the Enrollee or the Contractor, the LDSS is responsible for updating the PCP subsystem file with an end date. The Enrollee is removed from the Contractor's Roster.

b)	Contractor Responsibilities:

i)
In those instances where the Contractor directly receives Disenrollment forms, the Contractor will forward these Disenrollments to the LDSS for processing within five (5) business days (or according to Section 5 of this Appendix). During pull-down week, these fowls may be faxed to the LDSS with the hard copy to follow.

ii)
The Contractor must accept and transmit all requests for voluntary Disenrollments from its Enrollees to the LDSS, and shall not impose any barriers to Disenrollment requests. The Contractor may require that a Disenrollment request be in writing, contain the signature of the Enrollee, and state the Enrollee's correct Contractor or Medicaid identification number.

iii)
The Contractor will make a good faith effort to identify cases which may be appropriate for an LDSS-initiated Disenrollment. Within five, (5) business days of identifying such cases and following LDSS procedures, the Contractor will, in writing, refer cases which are appropriate for an LDSS-initiated Disenrollment and will submit supporting documentation to the LDSS. This includes, but is not limited to, changes in status for its enrolled members that may impact eligibility for Enrollment in an MCO such as address changes, incarceration, death, ineligibility for Medicaid Advantage Enrollment, change in Medicare status, the apparent enrollment of a member in the Contractor's Medicaid Advantage product under more than one CIN, etc.

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APPENDIX H
NYC January 1, 2008

iv)	With respect to Contractor-initiated Disenrollments:

A)	The Contractor may initiate an involuntary Disenrollment if the Enrollee:

i)
engages in conduct or behavior that seriously impairs the Contractor's ability to furnish services to either the Enrollee or other Enrollee's, provided that the Contractor has made and documented reasonable efforts to resolve the problems presented by the Enrollee; or

ii)
provides fraudulent information on an enrollment form or permits abuse of an enrollment card except when the Enrollee is no longer eligible for Medicaid and is in his/her Guaranteed Eligibility period.

B)
The Contractor may not request Disenrollment because of an adverse change in the Enrollee's health status, or because of the Enrollee's utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from the Enrollee's special needs (except where continued enrollment in the Contractor's plan seriously impairs the Contractor's ability to furnish services to either the Enrollee or other Enrollees).

C)
The Contractor must make a reasonable effort to identify for the Enrollee, both verbally and in writing, those actions of the Enrollee that have interfered with the effective provision of covered services as well as explain what actions or procedures are acceptable.

D)
The Contractor shall give prior verbal and written notice to the Enrollee, with a copy to the LDSS, of its intent to request Disenrollment. The written notice shall advise the Enrollee that the request has been forwarded to the LDSS for review and approval. The written notice must include the mailing address and telephone number of the LDSS.

E)	The Contractor shall keep the LDSS informed of decisions related to all complaints filed by an Enrollee as a result of, or subsequent to, the notice of intent to disenroll.

v)	The Contractor will not consider an Enrollee disenrolled without confirmation from the LDSS or the Roster (as described in Section 4 of this Appendix.)

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APPENDIX H
NYC January 1, 2008

APPENDIX K

Medicare and Medicaid Advantage Products
And Non-Covered Services

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

APPEDNIX K

Appendix K is organized into three parts:

I.            Appendix K-1

  Medicare Advantage Product

II.           Appendix K-2

  Medicaid Advantage Product

   Description of Medicaid Only Covered Services

III.          Appendix K-3

   Non-Covered Services

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APPENDIX K
NYC January 1, 2008

APPENDIX K1

MEDICARE ADVANTAGE PRODUCT

Medicare Advantage Benefit Package for Dual Eligibles
Category of Service	Included in Medicare Capitation
Inpatient Hospital Care Including Substance Abuse and Rehabilitation Services	Up to 365 days per year (366 days for leap year) with no deductible or co-payment
Inpatient Mental Health	Medically necessary care with no deductible or co-payment. 190-day lifetime limit in a psychiatric hospital.
Skilled Nursing Facility	Care provided in a skilled nursing facility. Covered for 100 days each benefit period. No prior hospital stay required. No co-payment.
Home Health	Medically necessary intermittent skilled nursing care, home health aide services and rehabilitation services. No co-payment.
PCP Office Visits	Primary care doctor office visits. No co-payment.
Specialist Office Visits	Specialist office visits. Subject to $10 co-payment for each specialist office visit.
Chiropractic	Manual manipulation of the spine to correct subluxation provided by chiropractors or other qualified providers. Subject to $10 co-payment.
Podiatry	Medically necessary foot care, including care for medical conditions affecting lower limbs, subject to $10 co-payment. Visits for routine foot care up to 4 visits per year, not subject to co-payment.
Outpatient Mental Health
Individual and group therapy visits, subject to co-payment of $20 per individual or group visit. Enrollee must be able to self-refer for one assessment from a network provider in a twelve (12) month period.

Outpatient Substance Abuse	Individual and group visits subject to $20 co-payment per group or individual visit. Enrollee must be able to self-refer for one assessment from a network provider in a twelve (12) month period.
Outpatient Surgery	Medically necessary visits to an ambulatory surgery center or outpatient hospital facility. No co-payment.
Ambulance
Transportation provided by an ambulance service, including air ambulance. Emergency transportation if for the purpose of obtaining hospital services for an enrollee who suffers from severe, life-threatening or potentially disabling conditions which require the provision of emergency services while the enrollee is being transported.  Includes transportation to a hospital emergency room generated by a "Dial 911". No co-payment.

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APPENDIX K
NYC January 1, 2008

Medicare Advantage Benefit Package for Dual Eligibles
Category of Service	Included in Medicare Capitation

Emergency Room	Care provided in an emergency room subject to prudent layperson standard. $50 co-payment per visit. Co-payment waived if admitted to the hospital within 24 hours for the same condition.
Urgent Care	Urgently needed care in most cases outside the plan's service area. Subject to $10 co-payment.
Outpatient Rehabilitation (OT, PT, Speech)	Occupational therapy, physical therapy and speech and language therapy subject to $10 co-payment.
Durable Medical Equipment (DME)
Medicare and Medicaid covered durable medical equipment, including devices and equipment other than medical/surgical supplies, enteral formula, and prosthetic or orthotic appliances having the following characteristics:can withstand repeated use for a protracted period of time; are primarily and customarily used for medical purposes; are generally not useful to a person in the absence of illness or injury and are usually not fitted, designed or fashioned for a particular individual's use. Must be ordered by a qualified practitioner. No homebound prerequisite and including non-Medicare DME covered by Medicaid (e.g., tub stool; grab bar). No co-payment or coinsurance.

Prosthetics	Medicare and Medicaid covered prosthetics, orthotics and orthopedic footwear. No diabetic prerequisite for orthotics. Not subject to co-payment or coinsurance.
Diabetes Monitoring
Diabetes self-monitoring and management training - and supplies including coverage for glucose monitors, test strips, and lancets. None of which are subject to co-payments. OTC diabetic supplies such as 2x2 gauze pads, alcohol swabs/pads, insulin syringes and needles are covered by Part D.

Diagnostic Testing	Diagnostic tests, x-rays, lab services and radiation therapy. No co-payments.
Bone Mass Measurement	Bone Mass Measurement for people at risk. No co-payment
Colorectal Screening	Colorectal screening for people, age 50 and older.No co-payment.
Immunizations .	Flu, hepatitis B vaccine for people who are at risk, Pneumonia vaccine. No co-payment.
Mammograms	Annual screening for women age 40 and older.No referral necessary. No co-payment.
Pap Smear and Pelvic Exams	Pap smears and Pelvic Exams for women. No co-payment.
Prostate Cancer Screening	Prostrate Cancer Screening exams for men age 50 and older. No co-payment.

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APPENDIX K
NYC January 1, 2008

Medicare Advantage Benefit Package for Dual Eligibles
Category of Service	Included in Medicare Capitation
Outpatient Drugs	Medicare Part B covered prescription drugs and other drugs obtained by a provider and administered in a physician office or clinic setting that are covered by Medicaid. (No Part D).
Hearing Services
Medicare and Medicaid hearing services and products when medically necessary to alleviate disability caused by the loss or impairment of hearing. Services include hearing aid selecting, fitting, and dispensing; hearing aid checks following dispensing, conformity evaluations and hearing aid repairs; audiology services including examinations and testing, hearing aid evaluations and hearing aid prescriptions; and hearing aid products including hearing aids, eannolds, special fittings and replacement parts. No co-payment or limitations.

Vision Care Services
Services of optometrists, ophthalmologists and ophthalmic dispensers including eyeglasses, medically necessary contact lenses and poly-carbonate lenses, artificial eyes (stock or custom-made), low vision aidsand low visionservices.  Coverage includes the replacement of lost or destroyed glasses and the repair or replacement of parts. Coverage also includes examinations for diagnosis and treatment for visual defects and/or eye disease. Examinations for refraction are limited to every two (2) years unless otherwise justified as medically necessary.  Eyeglasses do notrequirechanging more frequently than every two (2) years unless medically necessary or unless the glasses are lost, damaged or destroyed.  No prerequisite of cataract services. No co-payment.

Routine Physical Exam 1/year	Up to one routine physical per year. No co-payment.
Health/Wellness Education
Coverage for the following:  general health education classes, parenting classes, smoking cessation classes, childbirth education and nutrition counseling, plus additional benefits at plan option including but not limited to items such as newsletters, nutritional training, congestive heart program, health club membership/fitness classes, nursing hotline, disease management, other wellness services. No co-payments.

Additional Part C Benefits, if any
Medicare Part D Prescription Drug Benefit as Approved by CMS

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APPENDIX K
NYC January 1, 2008

APPENDIX K2

MEDICAID ADVANTAGE PRODUCT

Medicaid Advantage Benefit Package for Dual Eligibles
Category of Service	Included in Medicaid Capitation
Inpatient Mental Health	Days in excess of the Medicare 190-day lifetime maximum.
Home Health	Non-Medicare covered home health services (e.g. home health aide services with nursing supervision to medically unstable individuals).
Specialist Office Visits	Elimination of $10 co-payment.
Podiatry	Elimination of $10 co-payment for medically necessary footcare.
Outpatient Mental Health	Elimination of $20 co-payment.
Outpatient Substance Abuse	Elimination of $20 co-payment.
Emergency Room	Elimination of $50 co-payment
Urgent Care	Elimination of $10 co-payment.
Outpatient Rehabilitation (OT, PT, Speech)	Elimination of $10 co-payment.
Dental (Optional benefit outside of NYC)
Medicaid covered dental services including necessary preventive, prophylactic and other routine dental care, services and supplies and dental prosthetics to alleviate a serious health condition. Ambulatory or inpatient surgical dental services subject to prior authorization.

Transportation – Routine (Optional benefit outside of NYC)
Transportation essential for an enrollee to obtain necessary medical care and services under the plan's benefits or Medicaid fee-for-service. Includes ambulette, invalid coach, taxicab, livery, public transportation, or other means appropriate to the enrollee's medical condition and a transportation attendant to accompany the enrollee, if necessary.

Private Duty Nursing	Medically necessary private duty nursing services in accordance with the ordering physician, registered physician assistant or certified nurse practitioner's written treatment plan.

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APPENDIX K
NYC January 1, 2008

DESCRIPTION OF MEDICAID ONLY SERVICES IN
MEDICAID ADVANTAGE BENEFIT PACKAGE:

Inpatient Mental Health Over 190-Day Lifetime Limit

All inpatient mental health services, including voluntary or involuntary admissions for mental health services over the Medicare 190-Day Lifetime Limit. The Contractor may provide the covered benefit for medically necessary mental health impatient services through hospitals licensed pursuant to Article 28 of the New York State P.H.L.

Non-Medicare Covered Home Health Services

Medicaid covered home health services include the provision of skilled services not covered by Medicare (e.g. physical therapist to supervise maintenance program for patients who have reached their maximum restorative potential or nurse to pre-fill syringes for disabled individuals with diabetes) . and for home health aide services as required by an approved plan of care developed by a certified home health agency.

Private Duty Nursing Services

Private duty nursing services provided by a person possessing a license and current registration from the NYS Education Department to practice as a registered professional nurse or licensed practical nurse. Private duty nursing services can be provided through an approved certified home health agency, a licensed home care agency, or a private Practitioner.

Private duty nursing services are covered when determined by the attending physician to be medically necessary. Nursing services may be intermittent, part-time or continuous and must be provided in an Enrollee's home in accordance with the ordering physician, registered physician assistant or certified nurse practitioner's written treatment plan.

Dental Services (optional benefit outside of NYC)

Dental services include, but shall not be limited to, preventive, prophylactic and other routine dental care, services, supplies and dental prosthetics required to alleviate a serious health condition, including one which affects employability.

Dental surgery performed in an ambulatory or inpatient setting is the responsibility of the Contractor whether dental services are a covered plan benefit, or not. Inpatient claims and referred ambulatory claims for dental services ancillary to dental surgery provided in an inpatient or outpatient hospital setting are the responsibility of the Contractor. In these situations, the professional services of the dentist are covered by Medicaid fee-for-service. The Contractor should set up procedures to prior approve dental services provided in inpatient and ambulatory settings.

  Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

As described in Sections 10.9 and 10.18 of this Agreement, Enrollees may self-refer to Article 28 clinics operated by academic dental centers to obtain covered dental services.

If Contractor's Benefit Package excludes dental services:

i)
Enrollees may obtain routine exams, orthodontic services and appliances, dental office surgery,fillings, prophylaxis, and other Medicaid covered dental services from any qualified Medicaid provider who shall claim reimbursement from eMedNY; and

ii)
Inpatient and referred ambulatory claims for medical services provided in an inpatient or outpatient hospital setting in conjunction with a dental procedure (e.g. anesthesiology, x-rays), are the responsibility of the Contractor. In these situations, the professional services of the dentist are covered Medicaid fee-for-service.

Non-Emergency Transportation (optional benefit outside of NYC)

Transportation expenses are covered when transportation is essential in order for an Enrollee to obtain necessary medical care and services which are covered under the Medicaid program (either as part of the Contractor's Benefit Package or by fee-for-service Medicaid). Non-emergent transportation guidelines may be developed in conjunction with the LDSS, based on the LDSS' approved transportation plan.

Transportation services means transportation by ambulance, ambulette, fixed wing or airplane transport, invalid coach, taxicab, livery, public transportation, or other means appropriate to the Enrollee's medical condition; and a transportation attendant to accompany the Enrollee, if necessary. Such services may include the transportation attendant's transportation, meals, lodging and salary; however, no salary will be paid to a transportation attendant who is a member of the Enrollee's family.

When the Contractor is capitated for non-emergency transportation, the Contractor is also responsible for providing transportation for an Enrollee to obtain Medicaid covered services that are not part of the Contractor's Benefit Package.

For Contractors that cover non-emergency transportation in the Medicaid Advantage Benefit Package, transportation costs to MMTP services may be reimbursed by Medicaid FFS in accordance with the LDSS transportation policies in local districts in which there is a systematic method to discretely identify and reimburse such transportation costs.

For Enrollees with disabilities, the method of transportation must reasonably accommodate their needs, taking into account the severity and nature of the disability.

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APPENDIX K
NYC January 1, 2008

APPENDIX K3

NON COVERED SERVICES

The following services will not be the responsibility of the MCO under the Medicare/Medicaid program:

Services Covered by Direct Reimbursement from Original Medicare
·      Hospice services provided to Medicare Advantage members
·      Other services deemed to be covered by Original Medicare by CMS

Services Covered by Medicaid Fee for Service
·	Out of network Family Planning services provided under the direct access provisions of the waiver
·	Skilled Nursing Facility (SNF) days not covered by Medicare
·	Personal Care Services
·
Medicaid Pharmacy Benefits allowed by State Law (select drug categories excluded from the Medicare Part D benefit and certain medications included in the Part D benefit when the Enrollee is unable to receive them from his/her Medicare Advantage Plan), also certain Medical Supplies and Enteral Formula when not covered by Medicare.

·	Methadone Maintenance Treatment Programs
·	Certain Mental Health Services, including:
o	Intensive Psychiatric Rehabilitation Treatment Programs
o	Day Treatment
o	Continuing Day Treatment
o	Case Management for Seriously and Persistently Mentally Ill (sponsored by state or local mental health units)
o	Partial Hospitalizations
o	Assertive Community Treatment (ACT)
o	Personalized Recovery Oriented Services (PROS)
·	Rehabilitation Services Provided to Residents of OMH Licensed Community Residences (CRs) and Family Based Treatment Programs
·	Office of Mental Retardation and Developmental Disabilities (OMRDD) Services
·	Comprehensive Medicaid Case Management
·	Directly Observed Therapy for Tuberculosis Disease
·	AIDS Adult Day Health Care
·	HIV COBRA Case Management
·	Adult Day Health Care
·	Personal Emergency Response Services (PERS)

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

Medicaid Advantage Program Optional Benefits
Optional benefits will be covered Medicaid fee for service if the MCO elects not to cover these services in their Medicaid Advantage Product. Currently the only two (2) optional benefits are:
●   Non-Emergency Transportation Services
●   Dental Service

Both of these services, however, are mandatory in NYC.

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

DESCRIPTION OF NON-COVERED SERVICES

The following services are excluded from the Contractor's Medicare and Medicaid Benefit Packages, and are covered, in most instances, by Medicare or Medicaid fee-for-service:

1.            Hospice Services Provided to Medicaid Advantage Enrollees

Hospice services provided to Medicare Advantage Enrollees by Medicare approved hospice providers are directly reimbursed by Medicare. Hospice is a coordinated program of home and inpatient care that provides non-curative medical and support services for persons certified by a physician to be terminally ill with a life expectancy of six (6) months or less. Hospice programs provide patients and families with palliative and supportive care to meet the special needs arising out of physical, psychological, spiritual, social and economic stresses which are experienced during the final stages of illness and during dying and bereavement.

Hospices are organizations which must be certified under Article 40 of the NYS P.H.L. and approved by Medicare. All services must be provided by qualified employees and volunteers of the hospice or by qualified staff through contractual arrangements to the extent permitted by federal and state requirements. All services must be provided according to a written plan of care which reflects the changing needs of the patient/family.

If an Enrollee in the Contractor's plan becomes terminally ill and receives Hospice Program services, he or she may remain enrolled and continue to access the Contractor's Benefit Package while Hospice costs are paid for by Medicare fee-for-service.

2.            Other Services Deemed to be Covered by Original Medicare by CMS

3.            Personal Care Agency Services

Personal care services (PCS) involve the provision of some or total assistance with personal hygiene, dressing and feeding and nutritional and environmental support (meal preparation and housekeeping). Such services must be essential to the maintenance of the Enrollee's health and safety in his or her own home. The services must be ordered by a physician, and there has to be a medical need for the services. Licensed home care services agencies, as opposed to certified home health agencies, are the primary providers of PCS. Enrollees receiving PCS must have a stable medical condition and are generally expected to be in receipt of such services for an extended period of time (years).

Services rendered by a personal care agency which are approved by the LDSS are not covered under the Medicare or Medicaid Benefit Packages. Should it be medically necessary for the PCP to order personal care agency services, the PCP (or the Contractor on the physician's behalf) must first contact the Enrollee's LDSS contact person for personal care. The district will determine the Enrollee's need for personal care agency services and coordinate a plan of care with the personal care agency.

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

4.	Skilled Nursing Facility Days Not Covered by Medicare

Skilled nursing facility days for Medicaid Advantage Enrollees in excess of the first one hundred (100) days in the benefit period are covered by Medicaid on a fee for service basis.

5.	Prescription Drugs Permitted by State Law, Certain Medical Supplies and Enteral Formulas Not Covered by Medicare

NYS Medicaid continues to provide coverage for categories of drugs excluded from the Medicare Part D benefit such as barbiturates, benzodiazepines, and some prescription vitamins, and some non-prescription drugs. NYS also provides a wrap around program which covers medications that are included in the Part D benefit when the recipient is unable to receive them from his or her Part D plan. Effective January 1, 2007, drugs which are covered through this Medicaid wrap-around benefit will be limited to the following four categories of drugs: 1) atypical antipsychotics, 2) antidepressants, 3) antiretrovirals used in the treatment of HIV/AIDS, and 4) anti-rejection drugs used in the treatment of tissue and organ transplants, but only when 1) these drugs are not covered by the specific plan, 2) the patient does not meet the plan's utilization management requirements, or 3) there are quantity limits inconsistent with the prescribed amount. Certain medical/surgical supplies and enteral formula covered by Medicaid and not included in the Contractor's Medicare Advantage Benefit Package also will be paid for by Medicaid fee-for-service. Medical/surgical supplies are items other than drugs, prosthetic or orthotic appliances, or DME, which have been ordered by a qualified practitioner in the treatment of a specific medical condition and which are: consumable, non-reusable, disposable, or for a specific rather than incidental purpose, and generally have no salvageable value (e.g. gauze pads, bandages and diapers). Pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit are covered by the Contractor.

6.	Out of Network Family Planning Services

As described in Sections 10.6 and 10.9 of this Agreement, out of network family planning services provided by qualified Medicaid providers to plan enrollees will be directly reimbursed by Medicaid fee-for-service at the Medicaid fee schedule. "Family Planning and Reproductive Health Services" means those health services which enable Enrollees, including minors who may be sexually active, to prevent or reduce the incidence of unwanted pregnancy. These include: diagnosis and all medically necessary treatment, sterilization, screening and treatment for sexually transmissible diseases and screening for disease and pregnancy.

Also included are HIV counseling and testing when provided as part of a family planning visit. Additionally, reproductive health care includes coverage of all medically necessary abortions. Elective induced abortions must be covered for New York City recipients. Fertility services are not covered.

7.	Dental (when not in benefit package)

(See description in Appendix K-2)

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

8.             Non-Emergency Transportation (when not in benefit package)

(See description in Appendix K-2)

9.             Methadone Maintenance Treatment Program (MMTP)

MMTP consists of drug detoxification, drug dependence counseling, and rehabilitation services which include chemical management of the patient with methadone. Facilities authorized to provide methadone maintenance treatment certified by the Office of Alcohol and Substance Abuse Services (OASAS) under Part 828 of 14 NYCRR.

10.          Certain Mental Health Services

The Contractor is not responsible for the provision and payment of the following services, which are reimbursed through Medicaid fee-for-service.

a.	Intensive Psychiatric Rehabilitation Treatment Programs (IPRT)

IPRT is a time-limited active psychiatric rehabilitation designed to assist a patient in forming and achieving mutually agreed upon goals in living, learning, working and social environments and to intervene with psychiatric rehabilitative technologies to overcome functional disabilities. IPRT services are certified by OMH under Part 587 of 14 NYCRR.

b.    Day Treatment

Day Treatment is a combination of diagnostic, treatment, and rehabilitative procedures which, through supervised and planned activities and extensive client-staff interaction, provides the services of the clinic treatment program, as well as social training, task and skill training and socialization activities. These services are certified by OMH under Part 587 of 14 NYCRR.

c.      Continuing Day Treatment

Continuing Day Treatment is designed to maintain or enhance current levels of functioning and skills, maintain community living, and develop self-awareness and self-esteem. It includes: assessment and treatment planning, discharge planning, medication therapy, medication education, case management, health screening and referral, rehabilitative readiness development, psychiatric rehabilitative readiness determination and referral, and symptom management. These services are certified by OMH under Part 587 of 14 NYCRR.

d.	Case Management for Seriously and Persistently Mentally Ill Sponsored by State or Local Mental Health Units

The target population consists of individuals who are seriously and persistently mentally ill (SPMI), require intensive, personal and proactive intervention to help them obtain those services which will permit functioning in the community and either have symptomology which is difficult to treat in the existing mental health care system or are unwilling or unable to adapt to the existing mental health care system. Three case management models are currently operated pursuant to an agreement with OMH or a local governmental unit, and receive Medicaid reimbursement pursuant to Part 506 of 14 NYCRR.

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

Please note: See generic definition of Comprehensive Medicaid Case Management (CMCM) in this section.

e.     Partial Hospitalization Not Covered by Medicare

Provides active treatment designed to stabilize and ameliorate acute systems, serves as an alternative to inpatient hospitalization, or reduces the length of a hospital stay within a medically supervised program by providing the following: assessment and treatment planning; health screening and referral; symptom management; medication therapy; medication education; verbal therapy; case management; psychiatric rehabilitative readiness determination and referral and crisis intervention. These services are certified by OMH under Part 587 of 14 NYCRR.

f.      Assertive Community Treatment (ACT)

ACT is a mobile team-based approach to delivering comprehensive and flexible treatment, rehabilitation, case management and support services to individuals in their natural living setting. ACT programs deliver integrated services to recipients and adjust services over time to meet the recipient's goals and changing needs. They are operated pursuant to approval or certification by OMH; and receive Medicaid reimbursement pursuant to Part 508 of 14 NYCRR.

g.     Personalized Recovery Oriented Services (PROS)

PROS, licensed and reimbursed pursuant to Part 512 of 14 NYCRR, are designed to assist individuals in recovery from the disabling effects of mental illness through the coordinated delivery of a customized array of rehabilitation, treatment, and support services in traditional settings and in off-site locations. Specific components of PROS include Community Rehabilitation and Support, Intensive Rehabilitation, Ongoing Rehabilitation and Support and Clinical Treatment.

11. Rehabilitation Services Provided to Residents of OMH Licensed Community Residences (CRs) and Family Based Treatment Programs, as follows:

a.     OMH Licensed CRs*

Rehabilitative services in community residences are interventions, therapies and activities which are medically therapeutic and remedial in nature, and are medically necessary for the maximum reduction of functional and adaptive behavior defects associated with a person's mental illness.

b.     Family-Based Treatment*

Rehabilitative services in family-based treatment programs are intended to provide treatment to seriously emotionally disturbed children and youth to promote their successful functioning and integration into the family, community, school or independent living situations. Such services are provided in consideration of a child's developmental stage. Children detelllined eligible for admission are placed in surrogate family homes for care and treatment. These services are certified by OMH under Section 586.3, and Parts 594 and 595 of 14 NYCRR .

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

12. Office of Mental Retardation and Developmental Disabilities (OMRDD) Services

a.	Long Term Therapy Services Provided by Article 16-Clinic Treatment Facilities or Article 28 Facilities

These services are provided to persons with developmental disabilities including medical or remedial services recommended by a physician or other licensed practitioner of the healing arts for a maximum reduction of the effects of physical or mental disability and restoration of the person to his or her best possible functional level. It also includes the fitting, training, and modification of assistive devices by licensed practitioners or trained others under their direct supervision. Such services are designed to ameliorate or limit the disabling condition and to allow the person to remain in or move to, the least restrictive residential and/or day setting. These services are certified by OMRDD under Part 679 of 14 NYCRR (or they are provided by Article 28 Diagnostic and Treatment Centers that are explicitly designated by the SDOH as serving primarily persons with developmental disabilities). If care of this nature is provided in facilities other than Article 28 or Article 16 centers, it is a covered service.

b.	Day Treatment

A planned combination of diagnostic, treatment and rehabilitation services provided to developmentally disabled individuals in need of a broad range of services, but who do not need intensive twenty-four (24) hour care and medical supervision. The services provided as identified in the comprehensive assessment may include nutrition, recreation, self-care, independent living, therapies, nursing, and transportation services. These services are generally provided in an Intermediate Care Facility (ICF) or a comparable setting. These services are certified by OMRDD under Part 690 of 14 NYCRR.

c.     Medicaid Service Coordination (MSC)

Medicaid Service Coordination (MSC) is a Medicaid State Plan service provided by OMRDD which assists persons with developmental disabilities and mental retardation to gain access to necessary services and supports appropriate to the needs of the needs of the individual. MSC is provided by qualified service coordinators and uses a person centered planning process in developing, implementing and maintaining an Individualized Service Plan (ISP) with and for a person with developmental disabilities and mental retardation. MSC promotes the concepts of a choice, individualized services and consumer satisfaction.

MSC is provided by authorized vendors who have a contract with OMRDD, and who are paid monthly pursuant to such contract. Persons who receive MSC must not permanently reside in an ICF for persons with developmental disabilities, a developmental center, a skilled nursing facility or any other hospital or Medical Assistance institutional setting that provides service coordination. They must also not concurrently be enrolled in any other comprehensive Medicaid long term service coordination program/service, including the Care at Home Waiver.

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

Please note: See generic definition of Comprehensive Medicaid Case Management (CMCM) in this section.

d.    Home And Community Based Services Waivers (HCBS)

The Home and Community-Based Services Waiver serves persons with developmental disabilities who would otherwise be admitted to an ICF/MR if waiver services were not provided. HCBS waivers services include residential habilitation, day habilitation, prevocational, supported work, respite, adaptive devices, consolidated supports and services, environmental modifications, family education and training, live-in caregiver, and plan of care support services. These services are authorized pursuant to a waiver under Section 1915(c) of the Social Security Act (SSA).

e.     Services Provided Through the Care At Home Program (OMRDD)

The OMRDD Care at Home III, Care at Home IV, and Care at Home VI waivers, serve children who would otherwise not be eligible for Medicaid because of their parents' income and resources, and who would otherwise be eligible for an ICF/MR level of care. Care at Home waiver services include service coordination, respite and assistive technologies. Care at Home waiver services are authorized pursuant to a waiver under Section 1915(c) of the (SSA).

13.           Comprehensive Medicaid Case Management (CMCM)

A program which provides "social work" case management referral services to a targeted population (e.g.: teens, mentally ill). A CMCM case manager will assist a client in accessing necessary services in accordance with goals contained in a written case management plan. CMCM programs do not provide services directly, but refer to a wide range of service providers. The nature of these services include: medical, social, psycho-social, education, employment, financial, and mental health. CMCM referral to community service agencies and/or medical providers requires the case manager to work out a mutually agreeable case coordination approach with the agency/medical providers. Consequently, if an Enrollee of the Contractor is participating in a CMCM program, the Contractor should work collaboratively with the CMCM case manager to coordinate the provision of services covered by the Contractor. CMCM programs will be instructed on how to identify a managed care Enrollee on eMedNY so that the program can contact the Contractor or to coordinate service provision.

14.           Directly Observed Therapy for Tuberculosis Disease

Tuberculosis directly observed therapy (TB/DOT) is the direct observation of oral ingestion of TB medications to assure patient compliance with the physician's prescribed medication regimen. While the clinical management of tuberculosis is covered in the Benefit Package, TB/DOT where applicable, can be billed directly to MMIS by any SDOH approved fee-forservice Medicaid TB/DOT Provider. The Contractor remains responsible for communicating, cooperating and coordinating clinical management of TB with the TB/DOT Provider.

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

15.           AIDS Adult Day Health Care

Adult Day Health Care Programs (ADHCP) are programs designed to assist individuals with HIV disease to live more independently in the community or eliminate the need for residential health care services. Registrants in ADHCP require a greater range of comprehensive health care services than can be provided in any single setting, but do not require the level of services provided in a residential health care setting. Regulations require that a person enrolled in an ADHCP must require at least three (3) hours of health care delivered on the basis of at least one (1) visit per week. While health care services are broadly defined in this setting to include general medical care, nursing care, medication management, nutritional services, rehabilitative services, and substance abuse and mental health services, the latter two (2) cannot be the sole reason for admission to the program. Admission criteria must include, at a minimum, the need for general medical care and nursing services.

16.           HIV COBRA Case Management

The HIV COBRA (Community Follow-up Program) Case Management Program is a program that provides intensive, family-centered case management and community follow-up activities by case managers, case management technicians, and community follow-up workers. Reimbursement is through an hourly rate billable to Medicaid. Reimbursable activities include intake, assessment, reassessment, service plan development and implementation, monitoring, advocacy, crisis intervention, exit planning, and case specific supervisory case-review conferencing.

17.           Adult Day Health Care

Adult Day Health Care means care and services provided to a registrant in a residential health care facility or approved extension site under the medical direction of a physician and which is provided by personnel of the adult day health care program in accordance with a comprehensive assessment of care needs and an individualized health care plan, and providing ongoing implementation and coordination of the health care plan, and transportation.

Registrant means a person who is a nonresident of the residential health care facility, who is functionally impaired and not homebound, and who requires certain preventive, diagnostic, therapeutic, rehabilitative or palliative items or services provided by a general hospital, or residential health care facility; and whose assessed social and health care needs, in the professional judgment of the physician of record, nursing staff, Social Services and other professional personnel of the adult day health care program can be met satisfactorily in whole or in part by delivery of appropriate services in such program.

18.           Personal Emergency Response Services (PERS)

Personal Emergency Response Services (PERS) are not covered by the Benefit Package. PERS are covered on a fee-for-service basis through contracts between the LDSS and PERS vendors.

Medicaid Advantage Contract
APPENDIX K
NYC January 1, 2008

Appendix N
New York City Specific Contracting Requirements

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APPENDIX N
NYC January 1, 2008

Appendix N
New York City Specific Contracting Requirements

1.             General

a)	In New York City, the Contractor will comply with all provisions of the main body and other Appendices of this Agreement, except as otherwise expressly established in this Appendix.

b)	This Appendix sets forth New York City Specific Contracting Requirements and contains the following sections:

N.1	Compensation for Public Health Services
N.2	Coordination with DOHMH on Public Health Initiatives
N.3	Benefits
N.4	Additional Reporting Requirements
N.5	New York City Additional Medicaid Advantage Marketing Guidelines
N.6	Guidelines for Processing Enrollments and Disenrollments in New York City
N.7	New York City Transportation Policy Guidelines
Schedule 1	DOHMH Public Health Services Fee Schedule

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N.1

Compensation for Public Health Services

1.
The Contractor shall reimburse DOHMH at the rates contained in Schedule 1 of this Appendix for Enrollees who receive the following services from DOHMH facilities, except in those instances where DOHMH may bill Medicaid fee-for-service.

a)             Diagnosis and/or treatment of TB
b)            HIV counseling and testing that is not part of an STD or TB visit
c)             Adult immunizations
d)            Dental services
e)             STD lab test (s)

2.	Notwithstanding Sections 10.11 (a) (v) (C) and (b) (ii) of this Agreement, the following requirements concerning Contractor notification and documentation of services shall apply in New York City:

a)	DOHMH shall confirm the Enrollee's membership in the Contractor's Medicaid Advantage product on the date of service through EMEDNY prior to billing for these services.
b)	DOHMH must submit claims for services provided to Enrollees no later than one year from the date of service.
c)	The Contractor shall not require pre-authorization, notification to the Contractor or contacts with the PCP for the above mentioned services.
d)	DOHMH shall make reasonable efforts to notify the Contractor that it has provided the above mentioned services to an Enrollee.

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N.2

Coordination with DOHMH on Public Health Initiatives

1.          Coordination with DOHMH

a)	The Contractor shall provide the DOHMH with existing infoimation requested by DOHMH to conduct epidemiological investigations.

2.           Provider Reporting Obligations

a)
The Contractor shall make reasonable efforts to assure timely and accurate compliance by Participating Providers with public health reporting requirements relating to communicable disease and conditions mandated in the New York City Health Code pursuant to 24 RCNY §§ 11.03-11.07 and Article 21 of the NYS Public Health Law.

b)	"Reasonable efforts" shall include:

i)	educating Participating Providers on treatment guidelines and instructions for reporting included in the NYC DOHMH Compendium of Public Health Requirements and Recommendations.
ii)	Including reporting requirements in the Contractor's provider manual or other written instructions or guidelines.
iii)
letters from the Contractor to Participating Providers who generated claims that suggest that an Enrollee may have a reportable disease or condition, encouraging such providers to report and providing information on how to report.

iv)	Other methods for follow up with Participating Providers, subject to DOHMH approval, may be employed.

3.           Standing Orders

The Contractor shall encourage participating providers.who employ registered nurses to implement standing orders for influenza and pneumococcal vaccines.

4.           Enrollee Outreach/Education

a)
The Contractor shall provide health education to Enrollees on an on-going basis through methods such as distribution of Enrollee newsletters, health education classes or individual counseling on preventive health and public health topics. Each topic below shall be covered at least once every two years.

i)	HIV/AIDS
    A)         Encourage Enrollee counseling and testing
B)	Inform Enrollees as to availability of sterile needles and syringes

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ii)	STDs
A)	Inform Enrollees that confidential STD services are available at DOHMH facilities for non-enrolled sexual and needle-sharing partners at no charge

iii)	Injury prevention, including guidance on preventing falls and poisoning, and other age appropriate anticipatory guidance

iv)	Domestic violence

v)	Smoking cessation

vi)	Asthma

vii)	Immunization- influenza and pneumococcal

viii)	Mental health services

ix)	Diabetes

x)	Screening for Cancer

xi)	Chemical Dependence

xii)	Physical fitness and nutrition

xiii)	Cardiovascular disease and hypertension

xiv)	Preserving oral function and oral health

xv)	Stroke recognition

5.           Provider Education

a)
DOHMH shall prepare a public health compendium ("Compendium") with public health guidelines, protocols, and recommendations which it shall make available directly to Participating Providers and to the Contractor.

b)	The Contractor shall adapt public health guidance from the Compendium for its internal protocols, practice manuals and guidelines.

c)	The Contractor will assist DOHMH in its efforts to disseminate electronic materials to its Participating Providers by providing electronic addresses if known by	-
Contractor (fax and/or e-mail) for its Participating Providers, updated semi- annually.

d)	The Contractor shall promote the use of rapid HIV testing among its Participating Providers.

6.	MCO Staff Responsibilities and Training

a)	Domestic Violence

i)	The Contractor shall designate a domestic violence coordinator who can:

A)	Provide technical assistance to Participating Providers in documenting cases of domestic violence;

B)	Provide referrals to Enrollees or their Participating Providers, to obtain protective, legal and or supportive social services; and

C)	Provide consultative assistance to other staff within the Contractor's organization.

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ii)	The Contractor shall distribute a directory of resources for victims of domestic violence to appropriate staff, such as member services staff or case managers.

7.	Medical Directors

a)
The Contractor's Medical Director shall participate in Medical Directors' Meetings with the medical directors of the other MCOs participating in the MMC Program in New York City and representatives of the New York City Department of Health and Mental Hygiene. The purpose of the Medical Directors' Meetings shall be to share public health information and data; recommend that certain public health information be disseminated by the MCOs to their Participating Providers; discuss public health strategies and outreach efforts and potential collaborative projects; encourage the development of MCO policies that support public health strategies; and provide a vehicle for communication between the MCOs participating in the MMC Program and the various bureaus and divisions of the NYC Department of Health and Mental Hygiene.

b)
The Contractor's Medical Director shall attend all periodic meetings, which shall not exceed one every two months. In the event that the Medical Director is unable to attend a particular meeting, the Contractor will designate an appropriate substitute to attend the meeting.

c)
DOHMH, following consultation with the Medical Directors, may create workgroups on particular public health topics. The Contractor's Medical Director may participate. in any or all of the workgroups, but shall participate in at least one of the designated workgroups.

8.	Take Care New York

a)	The Contractor shall:

i)	Educate Enrollees regarding prevention and treatment of diseases and conditions included in the Take Care New York initiative (TCNY);

ii)	Disseminate TCNY health passports or materials containing similar content approved by DOHMH to Enrollees;

iii)	Disseminate reminders to obtain recommended health screenings at age appropriate intervals to Enrollees; and

iv)	Educate Participating Providers on recommended clinical guidelines regarding prevention and treatment/management of diseases and conditions described in the TCNY initiative.

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b)	The Contractor shall, upon request by DOHMH, participate in one or more TCNY workgroups or other activities sponsored by the DOHMH.

9.           Participation in DOHMH public health detailing campaigns

a)
The Contractor shall participate in a minimum of 1 DOHMH public health detailing campaign (e.g. depression screening, colonoscopy or other condition affecting the Medicaid Advantage population) in high-need neighborhoods designated by DOHMH including the South Bronx, East and Central Harlem, and North and Central Brooklyn by providing DOHMH with a list of affiliated network providers that would benefit from such detailing and a description of the criteria used to select these providers.

b)
For one detailing campaign selected by the Contractor, the Contractor shall collaborate with the Department in an evaluation of the impact of that detailing on provider practice in the detailed neighborhood

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N.3
Benefits

1.           Transitional Home Health Services Pending Placement in Personal Care Agency Services

a)
Transitional home health services are home health services as defined in Appendix K of this Agreement provided by the Contractor to a Medicaid Advantage Enrollee while the Human Resources Administration's determination regarding a request for the provision of personal care agency services to the Enrollee is pending. Transitional home health services are available to Medicaid Advantage Enrollees in addition to the home health care services otherwise covered under the Medicare and Medicaid Advantage Benefit Packages as medically necessary.

b)	The Contractor shall be responsible for providing transitional home health services to Medicaid Advantage Enrollees for up to a thirty (30) day period.

c)
For Medicaid Advantage Enrollees discharged from a hospital or RHCF and for whom personal care agency services have been requested by the hospital/RHCF discharge planner, the thirty (30) day period shall commence with the day following the Medicaid Advantage Enrollee's discharge from the hospital or RHCF.

d)
For Medicaid Advantage Enrollees who have been receiving home health care services in the community and for whom personal care agency services have been ordered by the Enrollee's physician, the thirty (30) day period shall commence with the day following the last day that the Contractor approved home health care services to be medically necessary.

e)
Transitional home health services shall not be available if the Medicaid Advantage Enrollee was in receipt of personal care agency services prior to his/her admission to a hospital or RHCF and both of the following circumstances exist:

1)	The Medicaid Advantage Enrollee was in a hospital and/or RHCF for a cumulative total of fewer than thirty (30) consecutive days; and

2)	The Medicaid Advantage Enrollee requires the same level and hours of personal care agency services upon discharge.

f)
The Contractor shall provide reasonable assistance as requested regarding the completion of forms required by the Human Resources Administration to initiate the review of a request for personal care agency services. Such form, commonly referred to as the M11Q, requires physician orders, signed by the licensed physician, to be received by HRA within thirty (30) calendar days of the physician's examination.

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N.4
Additional Reporting Requirements

1.
DOHMH, will provide Contractor with instructions for submitting the reports required by paragraphs 4(c), below. These instructions shall include time frames, and requisite formats. The instructions, time frames and formats may be modified by DOHMH upon sixty (60) days written notice to the Contractor.

2.	The Contractor shall submit reports that are required to be submitted to DOHMH by this Agreement electronically.

3.
The Contractor shall pay liquidated damages of $500 to DOHMH for any report required by paragraphs 4(c) below which is materially incomplete, contains material misstatements or inaccurate information or is not submitted on time in the requested format. The DOHMH shall not impose liquidated damages for a first time infraction by the Contractor unless DOHMH deems the infraction to be a material misrepresentation of fact or the Contractor fails to cure the first infraction within a reasonable period of time upon notice from the DOHMH. Liquidated damages may be waived at the sole discretion of DOHMH.

4.             The Contractor shall submit the following reports to DOHMH:

a)	The Contractor shall provide DOHMH with all reports submitted to SDOH pursuant to Sections 18.5(a)(i), (ii), (vi) and (vii) of this Agreement.

b)	Upon request by DOHMH, the Contractor shall submit to DOHMH reports submitted to SDOH pursuant to Section 18.5(a) (iii) of this Agreement.

c)
Upon request by the DOHMH, the Contractor shall prepare and submit other operational data reports. Such requests will be limited to situations in which the desired data is considered essential and cannot be obtained through existing Contractor reports. Whenever possible, the Contractor will be provided with ninety (90) days notice and the opportunity to discuss and comment on the proposed requirements before work is begun. However, the DOHMH reserves the right to give thirty (30) days notice in circumstances where time is of the essence.

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N.5
New York City Additional Medicaid Advantage Marketing Guidelines

1.
Contractor may not market Medicaid Advantage within a two block perimeter of an HRA facility. Additionally, when a Medicaid community office is located in a hospital facility, Contractor may not market Medicaid Advantage within 60 feet of the Medicaid community office.

2.	Contractor shall not market in homeless shelters.

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N.6

Guidelines for Processing Enrollments and Disenrollments
in New York City

1.
Notwithstanding any contrary provisions in Appendix H, in New York City, Enrollment error reports are generated by the Enrollment Broker to the Contractor generally within 24-48 hours of Contractor Enrollment submissions and the Contractor is able to resubmit corrections via the Enrollment Broker before Roster pulldown. Changes in Enrollee eligibility or Enrollment status that occur prior to production of the monthly Roster are reported by the State to the Contractor with their rosters. Changes in Enrollee eligibility status that occur subsequent to production of the monthly Roster shall be reported by the Enrollment Broker by means of the electronic bulletin board. Reports of Disenrollments processed by the Enrollment Broker shall be reported to the Contractor as they occur by means of the electronic bulletin board. Reports of Disenrollments processed by HRA shall be reported to the Contractor manually as they occur or through the HPN. In the event that the electronic bulletin board notification process is not available for any reason, the Contractor shall use EMEDNY to verify loss of eligibility.

2.
With respect to Section 5 (a) (vi) of Appendix H of this Agreement, in the event that an Enrollee loses Medicaid eligibility, the PCP Enrollment is left on the system and removed thereafter by SDOH if no eligibility reinstatement occurs.

3.
Section 3 (c ) (ii) of Appendix H of this Agreement is not applicable in New York City. The Contractor shall not send verification of the infant's demographic data to the HRA unless thirty days has expired since the date of birth and the Contractor has not received confirmation via the HPN of a successful Enrollment through the automated Enrollment system. When the thirty days has expired the Contractor shall, within 10 days, send verification of the infant's demographic data to the HRA including: the mother's name and CIN; and the newborn's name, CIN, sex and date of birth. Upon receipt of the data, if the Enrollment does not appear on the system, HRA will process the retroactive Enrollment.

4.
In New York City, Enrollees may initiate a request for an expedited Disenrollment to the HRA. The HRA will expedite the Disenrollment process in those cases where: an Enrollee's request for Disenrollment involves an urgent medical need; the Enrollee is a homeless individual residing in the shelter system in New York City; the Enrollee has HIV, ESRD, or a SPMI/SED condition; the request involves a complaint of nonconsenusal Enrollment; or the Enrollee is certified blind or disabled and meets an exemption criteria. If approved, the IRA will manually process the Disenrollment.

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5.	Notwithstanding Section 5 (a) (viii) of Appendix H of this Agreement, in New York City, further notification by HRA is not required prior to retroactive Disenrollment in the following instances:

(a)	death or incarceration of an Enrollee;

(b)	an Enrollee has duplicate CINs and is enrolled in a Contractor's Medicaid Advantage Product or FHPlus product under more than one of the CINs; or

(c)	where there has been communication between the Contractor and HRA or the Enrollment Broker regarding the date of disenrollment.

Consistent with 5 (a) (viii) of Appendix H of this Agreement, the LDSS remains responsible for sending a notice to the Contractor at the time of Disenrollment of the Contractor's responsibility to submit to the SDOH's Fiscal Agent voided premium claims for any full months of retroactive Disenrollment where the Contractor was not at risk for the provision of Benefit Package Services. Such notice shall be completed by the LDSS to include: the Disenrollment Effective Date, the reason for the retroactive Disenrollment, and the months for which premiums must be repaid. The Contractor has 10 days to notify the LDSS should it refute the Disenrollment Effective Date, based on a belief that the Contractor was at risk for the provision of Benefit Package Services for any month for which recoupment of premium has been requested. However failure by the LDSS to so notify the Contractor does not affect the right of SDOH to recover premium payment as authorized by Section 3.6 of this Agreement.

6.
In New York City, the LDSS will only accept Medicaid Advantage plan Enrollments submitted to the Enrollment Broker via the bulletin board with the exception of consumers currently enrolled in a mainstream plan. For consumers enrolled in a mainstream plan, Enrollment applications will only be accepted when submitted to the Enrollment Broker via paper application.

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N.7
New York City Transportation Policy Guidelines

1.
The Medicaid Managed Care Program contractual Benefit Package in New York City includes non emergency transportation to all medical care and services that are covered under the Medicare and Medicaid program, regardless of whether the specific medical service is included in the Benefit Package or paid for on a fee-for-service basis, except for transportation costs to Methadone Maintenance Treatment Programs. The transportation obligation includes the cost of meals and lodging incurred when going to and returning from a provider of medical care and services when distance and travel time require these costs.

2.
Generally, the Contractor may provide transportation by giving or reimbursing the Enrollee subway/bus tokens for the round trip for their medical care and services, if public transportation is available for such care and services. The Contractor is not required to provide transportation if the distance to the medical appointment is so short that the Enrollee would customarily walk to perform other routine errands. The Contractor may adopt policies requiring a minimum distance between an Enrollee's residence and the medical appointment, which may not be greater than ten blocks; however, the policy must provide transportation for Enrollees living a lesser distance upon a showing of special circumstances such as a physical disability on a case-by-case basis.

3.
If the Enrollee has disabilities or medical conditions which prevent him or her from utilizing public transportation, the Contractor must provide accessible transportation which is appropriate to the disability or condition such as livery, ambulette, or taxi. The Contractor may require pre-authorization of non-public transportation except for emergency transportation.

a)	The Contractor shall provide livery transportation under the following circumstances, unless the Enrollee requires transportation by ambulette or ambulance:

i)	The Enrollee is able to travel independently but due to a debilitating physical or mental condition, cannot use the mass transit system.
ii)	The Enrollee is traveling to and from a location that is inaccessible by mass transit.
iii)	The Enrollee cannot access the mass transit system due to temporary severe weather, which prohibits use of the normal mode of transportation.

b)	The Contractor shall provide ambulette transportation under the following circumstances, unless the Enrollee requires transportation by ambulance:

i)	The Enrollee requires personal assistance from the driver in entering/exiting the Enrollee's residence, the ambulette and the medical facility.

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ii)	The Enrollee is wheelchair-bound (non-collapsible or requires a specially configured vehicle).

iii)	The Enrollee has a mental impairment and requires the personal assistance of the ambulette driver.

iv)	The Enrollee has a severe, debilitating weakness or is mentally disoriented as a result of medical treatment and requires the personal assistance of the ambulette driver.

v)	The Enrollee has a disabling physical condition that requires the use of a walker, cane, crutch or brace and is unable to use livery service or mass transportation.

c)
The Contractor shall provide non-emergency ambulance transportation when the Enrollee must be transported on a stretcher and/or requires the administration of life support equipment by trained medical personnel. The use of non-emergency ambulance is indicated when the Enrollee's condition would prohibit any other fowl of transport.

4.
Emergency transportation may only be provided by accessing 911 emergency ambulances. Urgent care transportation may be provided by any mode of transportation so long as such mode is appropriate for the medical condition or disability experienced by the Enrollee.

5.
If an attendant is medically necessary to accompany the Enrollee to the medical appointment, the Contractor is responsible for the transportation of the attendant. A medically required attendant (authorized by the attending physician) may include a family member, friend, legal guardian or home health worker. When a child travels to medical care and services, and an attendant is required, the parent or guardian of the child may act as an attendant. In these situations, the costs of the transportation, lodging and meals of the parent or guardian may be reimbursable, and authorization of the attending physician is not required.

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Schedule 1 of Appendix N

SERVICE	FEE
TB CLINIC	$125.00
IMMUNIZATION
Children under 19 years	17.85
Adults 19 years and older	CDC acquisition cost per dose + $2.00 Administration fee
HIV COUNSELING AND TESTING VISIT	$96.47
HIV COUNSELING AND NO TESTING	$90.12
HIV POST TEST COUNSELING
Visit Positive Result	$90.12
LAB TESTS
HIV-1/HIV-2 (Single Assay),	$15.17
HIV Antibody, Confirmatory (Western Blot)	$26.75
GC/Chlamydia Combo (GCT) Test
Chlamydia Trachomatis, Amplified Probe	$21.43
Technique
Neisseria Gonorrhoeae, Amplified Probe	$21.43
Technique
Culture Bacterial (GC Cultures)	$8.15
DENTAL SERVICES	$108.00

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